November 20, 2000



Mr. Gary Kramer
Badger State Ethanol
12139 Howardsville Road
Lena, IL  61048

Dear Gary:

We have prepared this letter of intent between Badger State Ethanol (BSE) and Continental Carbonic Products, Inc. (CCPI) to reflect our discussions to date and to serve as the framework for negotiating definitive agreements between the parties. If the following is acceptable, please sign and date the original letter and return it to me. I have included an extra signed copy for your files.

It is the intention of the parties to enter into negotiations beginning with the execution of this letter to establish contractual agreements by which CCPI may (a) purchase up to 200 tons per day of raw carbon dioxide from BSE's Monroe, Wisconsin plant with options for additional tonnage; (b) lease real property from BSE in Monroe, Wisconsin upon which CCPI can construct a carbon dioxide liquefaction and dry ice plant; and (c) purchase utilities, goods and services from BSE in Monroe, Wisconsin in connection with the operation of the plant to be constructed by CCPI. Neither party shall be obligated to perform such contractual undertaking until such time as definitive agreements acceptable to both parties are executed.

BSE recognizes that during this period CCPI will be negotiating with prospective purchasers for the sale of food grade liquid and solid carbon dioxide and will be incurring significant expense in planning o the construction of the liquefaction/dry ice plant. Accordingly, BSE agrees that from the date of execution of this letter it shall not enter into negotiations with any third party for the sale of raw carbon dioxide produced at BSE's Monroe, Wisconsin plant which will be used for the purpose of making food grade liquid or solid carbon dioxide. This obligations of BSE shall cease when CCPI notifies BSE in writing that CCPI elects not to construct a liquefaction/dry ice plant on BSE premises in Monroe, Wisconsin or 4-1-01, whichever occurs first. Such obligation may be extended by mutual agreement of the parties.

As indicated above, it is understood that the consummation of the transaction contemplated by this Letter of Intent is subject to the parties negotiating and executing a mutually satisfactory definitive contract, implementing the terms indicated in the second paragraph of this letter and additional terms, including but not limited to:

         (a) A pricing structure for the raw carbon dioxide or the twenty-year term that includes minimum take or pay provisions.
         (b)      A lease for the liquefaction/dry ice plant site.
         (c) Easements to be provided by BSE to permit CCPI to supply electrical power, other utilities and access to its facility.
         (d) An understanding concerning utilities to be supplied to CCPI's facility by BSE and to be determined according to their certain availability.
         (e)      Types and limits of insurance.
         (f) An understanding concerning non-competition and right of assignability.
         (g) An option on the part of CCPI to purchase additional raw carbon dioxide.
         (h)      Other mutually agreeable terms.

The foregoing was reviewed and acceptable by the following representatives of BSE and CCPI on the dates indicated below.


Badger State Ethanol                        Continental Carbonic Products, Inc.


By: /s/ Gary Kramer                        By: /s/ Robert O. Wiesemann II
   ----------------------------                --------------------------------
   Gary Kramer                                   Robert O. Wiesemann II
                                           Its: President and CEO

Sept. 10            , 2000                             9-11               , 2000
--------------------                       -------------------------------